Exhibit 99.B(n)

HARRIS ASSOCIATES INVESTMENT TRUST

Multi-Class Plan Pursuant to Rule 18f-3(d)

under the Investment Company Act of 1940

Harris Associates Investment Trust (the “Trust”) may offer different classes of shares of each series of the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) under the following Plan.

1.                                      Classes Offered.  The Plan encompasses four classes of shares of each series that may be offered as follows:

(a)                                 Investor Class (formerly known as Class I) shares to be sold and redeemed at net asset value.  Investor Class shares are subject to the payment of fees for shareholder servicing and are not subject to the payment of fees for retirement plan administration services.

(b)                                 Service Class (formerly known as Class II) shares to be sold and redeemed at net asset value.  Service Class shares are subject to the payment of fees for shareholder servicing and for retirement plan administration services at an annual rate of up to .25% of the average daily net assets attributable to such shares.

(c)                                  Advisor Class shares to be sold and redeemed at net asset value.  Advisor Class shares are subject to the payment of fees for shareholder servicing and are not subject retirement plan administration services.  The minimum initial account size is $100,000; however, this minimum investment requirement may be modified or reduced as described in each series’ prospectus.

(d)                                 Institutional Class shares to be sold and redeemed at net asset value.  Institutional Class shares are not subject to the payment of fees for shareholder servicing or retirement plan administration services.  The minimum initial account size is $1,000,000; however, this minimum investment requirement may be modified or reduced as described in each series’ prospectus.

2.                                      Exchange Privileges. To the extent provided in the prospectus or statement of additional information of the relevant series as from time to time in effect, each class of shares may be exchanged, at the holder’s option, for the same class of shares of another series that offers that class, or for shares of any money market mutual fund approved by the Board of Trustees for such exchange privilege.  To the extent provided in the prospectus or statement of additional information of the relevant series as from time to time in effect, each class of shares may be exchanged, at the holder’s option, for shares of another class of shares of the same series. All exchanges are subject to the eligibility requirements or other restrictions of the class of shares and series, including minimum investment requirements, to which the shareholder is exchanging.

3.                                      Conversion Privileges.

(a)                                 Investor Class shares may be converted by the Trust to Advisor Class shares or Institutional Class shares and Advisor Class shares may be converted by the Trust to Institutional

Amended October 19, 2016

Class shares if an investor satisfies the eligibility requirements for either Advisor Class or Institutional Class, as appropriate, as described in the applicable series’ prospectus or statement of additional information as from time to time in effect.

(b)                                 Advisor Class shares may be converted by the Trust to Investor Class shares and Institutional Class shares may be converted by the Trust to Advisor Class shares, dependent on eligibility for those classes, if an investor no longer satisfies the eligibility requirements for Advisor Class shares or Institutional Class shares, as described in the applicable series’ prospectus or statement of additional information as from time to time in effect.

4.                                      Redemption in Kind.  The shares of each class may be redeemed in kind, in accordance with the Trust’s Procedures for Redemptions In-Kind, subject to the requirements of Rule 18f-1 under the Act and subject to any further restriction or prohibition under any state blue sky law.

5.                                      Redemption at the Option of the Trust.  The shares of each class may be redeemed at the option of the Trust if by reason of redemption the shareholder account falls below a minimum value from time to time determined by the Trustees (and set forth in the applicable prospectus), which minimum value may vary between the classes.

6.                                      Allocations.  Income, realized and unrealized capital gains and losses, and expenses not allocated to a particular class as provided below, shall be allocated to each class on the basis of relative net assets, relative number of shareholder accounts or another appropriate method.

Fees for shareholder servicing and retirement plan administration services provided with respect to any class of shares of any series shall be allocated to that class.  To the extent practicable, other fees and expenses attributable to a particular class of shares of any series may be allocated to that class.

7.                                      Voting Rights.  All shares shall vote as a single class except, each class shall vote separately with respect to any matter that separately affects that class or as required by applicable law.  The shares of each class have one vote per share and a pro-rata fractional vote for a fraction of a share.

8.                                      Amendments.  Before any material amendments can be made to this Plan, a majority of the Board of Trustees of the Trust, and a majority of the Trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the Act) must find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each class individually and the Trust as a whole.

9.                                      Limitation on Liability.  Consistent with the limitation of shareholder liability as set forth in the Trust’s Agreement and Declaration of Trust, any obligations assumed by any series or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant series and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other series or class of shares. All persons having any claim against the Trust, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant series and its assets, or class of shares and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.

10.                               Additional Information.  This Plan is qualified by and subject to the terms of the then current prospectus or statement of additional information for the applicable class of shares; provided, however, that none of the terms set forth in any such prospectus or statement of additional information shall be inconsistent with the terms of the classes of shares contained in this Plan.  The prospectus and statement of additional information for each class of shares contains additional information about that class of shares and a series’ multiple class structure.

As amended on October 19, 2016